POWER OF ATTORNEY

The undersigned, Ken Thieneman, appoints Arthur McMahon, III, Bryar W. Brandvold, David Washbush, Nancy Krystal and Ashley N. Fickenscher to have all of the powers to act for the Company and on the Company’s behalf with respect to the matters specified under this power of attorney.

The undersigned grants to such attorneys the full power to take all actions for the Company and for the Company’s benefit that such attorneys consider wise regarding any filing or other documents to be filed with the U.S. Securities and Exchange Commission.

The undersigned reserves the right to revoke this power of attorney at any time. If the Company’s attorneys request any institution or person to rely on this power of attorney, such institution or person may rely on it until such institution or person has actual knowledge of its revocation.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed this 29th day of May, 2025.

/s/ Ken Thieneman
Ken Thieneman

STATE OF INDIANA) SS:

COUNTY OF HAMILTON)

The foregoing instrument was acknowledged before me on this 29th day of May, 2025 by Ken Thieneman.

/s/ Jenny S. Blevins
Notary Public: Jenny S. Blevins